Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 (File Nos. 333-215320, 333-214073, and 333-212373) and Forms S-8 (File Nos. 333-205097 and 333-214567) of our report dated March 11, 2016, relating to the financial statements of Lion Biotechnologies, Inc. as of and for the years ended December 31, 2015, and 2014, appearing in this Annual Report on Form 10-K of Lion Biotechnologies, Inc. for the year ended December 31, 2016.

/s/ Weinberg & Company, P.A.

Los Angeles, California
March 8, 2017